                     INTERPOINT CORPORATION
                             Amended
                              1985
                   INCENTIVE STOCK OPTION PLAN


     The following Incentive Stock Option Plan ("Plan") was adopted by INTERPOINT CORPORATION ("Company") effective December 18, 1985, and was approved by the Shareholders on February 15, 1986. The Plan is intended to qualify under Section 422A of the Internal Revenue Code of 1954 ("IRC") as finally adopted. This Plan was amended by amendments adopted by the Board of Directors on November 4, 1987. In addition, this plan was amended by the Board of Directors effective December 20, 1989 and approved by affirmative vote of the Shareholders on February 26, 1990. The Plan was further amended by the Board of Directors effective December 16, 1992, and approved by affirmative vote of the Shareholders on February 24, 1993. On November 22, 1993, the Board of Directors adopted an amendment to the Plan which was approved by affirmative vote of the Shareholders on February 11, 1994. Finally, the Plan was amended by the Board of Directors effective December 7, 1994 and approved by affirmative vote of the Shareholders on February 22, 1995.

     1. Purpose. The purpose of the Plan is to provide for the issuance of options to key salaried employees ("Team Members") to purchase shares of the Company's authorized by unissued common stock without par value in order to encourage key salaried Team Members to have a proprietary interest in successful operations of the Company and to expand and improve the Company's profits.

     2. Shares Under Plan. The aggregate number of shares which may be issued under the Plan through amendment is 490,000 shares.

     3.   Eligibility.

          a. To be eligible to receive an option under the Plan, an individual must on the date of granting the option be a salaried Team Member of either the Company, a parent or subsidiary of the Company, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming a stock option in a transaction to which IRC Section 425(a) applies.

          b. No individual may receive grant of an option who at the time the option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation unless at the time the option is granted the option price is at least 110 percent of the fair market value of the stock subject to the option and the option by its terms is not exercisable after the expiration of five years from the date that option is granted.

     4. Administration. The Plan will be administered by a Committee of the Board of Directors of the Company ("Committee") consisting of outside Directors (those who are not employees of the Company). The Committee is authorized, consistent with the
Plan: to select Team Members to whom options are granted, to fix the number of shares and price per share granted to each, to determine whether payable in money or in stock of the Company or otherwise, to fix the date of grant, date of termination and expiration and terms and conditions of each option, to interpret the Plan, to determine rights and obligations of option holders, to grant options and direct the Company to execute option agreements, to perform all other acts necessary or convenient to administer the Plan, and to correct any defect, omission or inconsistency in the Plan necessary to effect its purpose and qualify as an incentive stock option plan under the IRC Section 422A. In addition, the Interpoint President, or others as he or she may assign, may grant options to newly hired Team Members who are not executive officers.

     5. Terms of Options. Each option must comply with the following terms:

          a. Grant. The option must be granted within ten years from the date the Plan is adopted or the date the Plan is approved by the shareholders, whichever is earlier.

          b. Option Price. The option price must not be less than the fair market value of the stock at the time the option is granted. The fair market value shall be the closing market price on the last business day preceding the date of grant, or, if no trades, were made on that day, it shall be the mean between the bid and ask prices quoted by NASDAQ at the close of the market on that day.

          c. Exercise. Subject to the next two sentences, the option may be exercisable for all or part of the shares subject to the option and at any intervals determined by the Committee. No option may be exercisable after the first to occur of the following events:

          (1) The expiration of ten years from the date the option is granted or such shorter period as the Committee may determine for that option, and

          (2) The expiration of three months from the date the option holder ceases to be employed by the employer corporation, or the expiration of one year from the date the option holder ceases to be employed by the employer corporation in the case of a Team Member who dies or is disabled within the meaning of IRC Section 22(c)(3).

          Each option must be exercised by written notice to the Company signed by the option holder or his or her personal representative stating the number of shares being purchased and accompanied by full payment.

          d. Sequential Exercise -- Pre-1987 Options. No option which was granted prior to January 1, 1987 may be exercised while there is outstanding (meaning not exercised in full or not expired by reason of lapse of time) any incentive stock option which was granted, before the granting of the pre-1987 option, to the individual to purchase stock in the individual's employer corporation or in a corporation which (at the time of the granting of the option) is a parent or subsidiary corporation of the employer corporation, or in a predecessor corporation of any such corporations.

          e. Non-transferability. The option may not be transferable by the individual to whom granted otherwise than by will or the laws of descent and distribution, and must be exercisable, during the individual's lifetime, only by the individual.

          f. Payment. If approved by the Committee, the price for the stock issued upon exercise of the option may be paid in stock of the corporation granting the option.

          g. Lapse. Upon lapse of any option not exercised in full, the unexercised shares will become available for other option under the Plan.

     6. Option Agreement. Each option granted under the Plan will be evidenced by a written agreement executed by the Company and the option holder, and will contain terms and conditions as the Committee deems desirable not inconsistent with the Plan.

     7. Non-Qualified Options. Unless the option agreement provides otherwise, options granted under the Plan are intended to be incentive stock options qualifying under IRC Section 422A, as amended. Non-qualified stock options may be granted under this Plan if the option agreement granting the option states that it is intended that the option not qualify as an incentive stock option. Paragraphs 3.b. and 5.d. of this Plan shall not apply to non-qualified options granted hereunder.

     8. Change in Capitalization. If the Company changes it capitalization, whether by stock dividend, stock split-up, reclassification or recapitalization, merger or consolidation, or otherwise (if the option does not terminate pursuant to paragraph
9), then the number and kind of shares then subject to options and thereafter to become subject to options and the prices to be paid therefor, will be proportionately adjusted by the Committee to whatever extent the Committee determines the change equitably requires an adjustment, without issuance of any fractional option or share.

     9. Merger or Consolidation. If the Company dissolves, is reorganized, splits up its stock or merges or consolidates with any other corporation and the Company is not the surviving corporation, then (unless one or more of the surviving corporations assumes the options under the Plan or issues substitute options) each holder of outstanding options will be notified of and have the right to exercise the options prior to the dissolution, reorganization, stock split-up, merger or consolidation. Any option not exercised within thirty (30) days of notification will thereupon terminate, and simultaneously the Plan will terminate.

     10. Options to Outside Directors. Notwithstanding any provision in this Plan to the contrary, options to outside
Directors shall be non-qualified options and shall be granted only in accordance with the following provisions:

          a. Grant. Each outside Director, upon his or her first election or appointment as a director of the Company, shall be granted a non-qualified option for 5,500 shares and shall not be eligible for any other options under this or any other option plan of the Company.

          b. Vesting. Each option granted under this Section 10 shall vest as follows: options for 1,375 shares shall be exercisable on and after one (1) year from the date of grant, and options for an additional 1,375 shares shall be exercisable on and after each of the three succeeding anniversaries of the date of grant.

          c. Availability of Shares. The options provided for in this Section 10 are subject to the availability of shares under this Plan. If at the date of any grant there are insufficient shares available to satisfy the grants in whole, then the shares available shall be divided by the number of outside Directors then entitled to a grant and each such outside Director shall be granted an option for that number of shares.

          d. Term of Option. The term of each option shall be for a period of ten (10) years from the date of grant thereof.

          e. Option Price. The option price must not be less than the fair market value of the stock at the time the option is granted. The fair market value shall be the closing market price on the last business day preceding the date of grant, or, if no trades were made on that day, it shall be the mean between the bid and ask prices quoted by NASDAQ at the close of the market on that day.

          f. Other Terms Applicable. Except as otherwise provided in this Section 10, options granted to outside Directors shall be subject to the terms and conditions of this Plan applicable to other option holders.

     11. Amendment of Plan. The Board of Directors of the Company may amend the Plan and, with the consent of each option holder affected, the terms and conditions of granted options as its deems advisable, but may not without the approval of the holders of not less than a majority of the outstanding capital stock of the Company:

          a. increase the maximum number of shares subject to the Plan, except pursuant to paragraph 8;

          b. decrease the option price provided for in paragraph 5;

          c.   extend the term for which options may be granted;

          d. change the class of employees eligible to receive options; or

          e. cause any condition or provision of an option or the Plan to be inconsistent with the provisions of IRC Section
422A(b).

     12.  Termination of Plan.  The Plan will terminate on
December 17, 1995, except that the Board of Directors of the company may terminate the Plan sooner at any time. No termination, other than as provided in paragraph 9, will affect any option then outstanding.

     13. Severability. If any provision of this Plan or of any option is determined to be inconsistent with the provisions of IRC Section 422A, the inconsistent provision will be deemed omitted and the remaining provisions will remain in effect.